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                                                                    EXHIBIT a(5)

To:

From:

Re: Confirmation of Acceptance of Option-Exchange Rescission Offer


         This email will serve as acknowledgement, on behalf of BindView Development Corporation, that you have accepted the "Offer to Rescind the Exchange of Certain Outstanding Options for New Options" (the "Rescission Offer Document") that was sent to you by email on May 30, 2003. You therefore will get back your Qualifying Old Options instead of being granted New Options, as those terms are used in the Rescission Offer Document.


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